                                    EX. 10.1

                          FIRST AMENDMENT TO AGREEMENT


         THIS FIRST AMENDMENT TO AGREEMENT ("AMENDMENT") is made of the 21st day of July, 1999, between KEYCORP, an Ohio corporation ("KEY"), and [NAME OF EXECUTIVE] (the "EXECUTIVE") and modifies the Agreement between Key and the Executive that was originally entered into as of the ___ day of _____________, 199_ to encourage the Executive's continued attention and dedication to the Executive's duties in the potentially disruptive circumstances of a possible Change of Control of Key (the "AGREEMENT"). Capitalized terms used in this Amendment and not otherwise defined herein have the meanings ascribed to them in the Agreement.

         Key has determined that it will be in the best interests of Key and its Subsidiaries to enter into, and to make the changes provided for in, this Amendment.

         Key and the Executive agree, effective as of the date first set forth above, to amend the Agreement, and the Agreement is hereby amended, as follows:

         1. LUMP SUM PAYMENT UNDER SECTION 1.1 INCREASED FROM 2 1/2 YEAR EQUIVALENT TO THREE YEAR EQUIVALENT. Section 1.1(a) of the Agreement is hereby amended to read in its entirety as follows:

         "(a) LUMP SUM PAYMENT. Key shall pay to the Executive, within 30 business days after the Termination Date, a lump sum severance benefit equal to three times the sum of (i) one year's Base Salary (at the highest rate in effect at any time during the one year period ending on the date of the Change of Control) plus (ii) Average Annual Incentive Compensation; and"

         2. LENGTH OF "SECTION 1.1 BENEFIT PERIOD" EXTENDED TO CONFORM TO CHANGE MADE BY SECTION 1 OF THIS AMENDMENT. For all purposes of the Agreement, the length of the "Section 1.1 Benefit Period," which is defined in the second sentence of Section 1.1(b) of the Agreement, is hereby extended from thirty months to three years by deleting from that second sentence the phrase:

            "For the period beginning on the day after the Termination Date and ending thirty months, to the day, after the Termination Date"

and substituting in its place the phrase:

            "For the period beginning on the day after the Termination Date and ending on the third anniversary of the Termination Date"

         3. CERTAIN COMPENSATION GUARANTIES ADDED TO AGREEMENT. The following new Section 1A is hereby added to the Agreement to add certain compensation guaranties to the protection to be afforded to the Executive after the occurrence of a Change of Control:

                  "1A. CERTAIN COMPENSATION GUARANTIES DURING TWO YEARS FOLLOWING A CHANGE OF CONTROL. For so long as the Executive remains in the employ of Key or one of its Subsidiaries during the period beginning on the day after any Change of Control and continuing through the second anniversary of that Change of Control (the period of the Executive's employment during such two year period being herein the "Guaranteed Compensation Period"), the Executive shall be entitled to the incentive compensation guaranty set forth in Section 1A.1 and to the equity compensation guaranty set forth in Section 1A.2.

                  1A.1 GUARANTEED LEVEL OF INCENTIVE COMPENSATION. Except as provided in (c) below (which provides for a forfeiture of unpaid amounts if the Executive's employment is terminated for Cause) and the last sentence of (a) below (which provides for a potential reduction in amount if based on overall corporate or applicable business unit performance), Key shall cause the Executive to receive, during the Guaranteed Compensation Period, as incentive compensation, an amount that, on an annualized basis, is at least equal to the Executive's Average Annual Incentive Compensation. The guaranty set forth in the immediately preceding sentence (the `Incentive Compensation Guaranty") establishes a minimum amount of incentive compensation that must be paid to the Executive with respect to the Executive's employment during the Guaranteed Compensation Period. Except as otherwise provided in
         (a), (b), or (c) of this Section 1A.1 below, the guaranteed incentive compensation for the Guaranteed Compensation Period shall be paid to the Executive quarterly in arrears, within 30 days after the end of each calendar quarter, for each quarter (or portion thereof) during the Guaranteed Compensation Period.

                  (a) If and to the extent the Executive, together with similarly situated executives of Key, is a participant in one or more bona fide incentive compensation plans during the Guaranteed Compensation Period, Key may defer payment of guaranteed incentive compensation payable under this Section 1A.1 up to the amount of the target award for the Executive under that incentive compensation plan (provided, however, if the compensation cycle under the incentive compensation plan includes time periods outside the Guaranteed Compensation Period, the deferral shall be up to a proportionate amount of the target award) until such time as payments are regularly scheduled to be made under that incentive compensation plan, at which time Key shall pay the deferred amount plus any other amount, if any, to which the Executive is then entitled under that plan that has not been earlier paid. (This could result in a guaranteed payment being made after the end of the Guaranteed Compensation Period, for example, where the compensation cycle under the incentive compensation plan ends after the end of the Guaranteed Compensation Period). Notwithstanding the foregoing, if Key, in administering a bona fide incentive compensation plan in which the Executive participates, in good faith and without discriminating against the Executive, establishes or utilizes a factor which is intended to reflect or rate for the compensation cycle in question either the corporation's overall performance or the overall performance of the business unit in which the Executive works and that performance factor is uniformly applied (either in establishing an incentive compensation pool or against each participant's target) to similarly situated officers as the Executive, Key may elect to apply that performance factor against the target award for the Executive under the incentive compensation plan in question and, if applying that factor reduces the Executive's target award, the amount of guaranteed incentive compensation payable under this Section 1A.1 which has been deferred under this paragraph (a) on account of the incentive compensation plan in question may be reduced by the same amount (or, if the compensation cycle includes time periods outside the Guaranteed Compensation Period, the reduction shall be by a proportionate amount).

                  (b) If the Executive's employment terminates for any reason other than Cause, all unpaid guaranteed incentive compensation with respect to the Guaranteed Compensation Period shall be paid in a lump sum within 30 business days following the Termination Date.

                  (c) If the Executive's employment is terminated by Key for Cause, Key shall not be required to pay to the Executive any amount of incentive compensation on account of the Incentive Compensation Guaranty that was not required to have been paid before the Termination Date.

                           1A.2 GUARANTEED PARTICIPATION IN EQUITY BASED
                  COMPENSATION PLANS. During the Guaranteed Compensation Period, the Executive shall participate fully (and at a level at least substantially equivalent to that of comparable senior executives of Key) in each and every stock option, stock appreciation, or similar equity based plan in which similarly situated executives of Key and its Subsidiaries generally participate. The guaranty of full participation set forth in this Section 1A.2 is hereinafter sometimes referred to as the "Equity Compensation Guaranty.""

         4. EXPANSION OF TRIGGER FOR THREE YEAR EQUIVALENT BENEFIT. The grounds upon which the Executive may terminate employment and become entitled to receive the lump sum payment provided for in Section 1.1(a) of the Agreement are expanded to include a failure by Key to satisfy either or both of the Incentive Compensation Guaranty and/or the Equity Compensation Guaranty by adoption of the following amendments:

                  4.1 "REDUCTION OF COMPENSATION" SUBSTITUTED FOR "REDUCTION OF BASE SALARY" IN SECTIONS 1.1 AND 1.2. Sections 1.1 and 1.2 of the Agreement are hereby amended by deleting the term "Reduction of Base Salary" from the first sentence of Section 1.1 and from the last sentence of Section 1.2 and substituting therefore, in each such location, the term "Reduction of Compensation."

                  4.2 "REDUCTION OF COMPENSATION" DEFINED. The following definition is hereby added to the Agreement as new Section 7.11A:

                  "7.11 REDUCTION OF COMPENSATION. A "Reduction of Compensation" shall have occurred in any one or more of the following occurs:

                           (a)      a Reduction of Base Salary

                           (b) following notice by the Executive to Key and an opportunity by Key to cure, Key fails to satisfy the Incentive Compensation Guaranty; or

                           (c) following notice by the Executive to Key and an opportunity by Key to cure, Key fails to satisfy the Equity Compensation Guaranty.

                  For purposes of clauses (b) and (c), Key will be deemed to have had an opportunity to cure and to have failed to effect a cure if the failure to satisfy the Incentive Compensation Guaranty or the Equity Compensation Guaranty, as the case may be, persists (as determined in good faith by the Executive) for more than seven calendar days after the Executive has given notice to Key of the existence of that failure."

         5. CONFORMING AMENDMENT MADE TO DEFINITION OF "GOOD REASON". The original clause (b) of Section 7.9 of the Agreement, pursuant to which an exclusion of the Executive from full participation in certain compensation plans would constitute "Good Reason," is hereby deleted from Section 7.9 and that section is amended to read, in its entirety, as follows:

                  "7.9 GOOD REASON. The Executive shall be deemed to have "Good Reason" to terminate the Executive's employment under this Agreement during a Window Period if, at any time after the occurrence of a Change of Control and before the end of the Window Period, either or both of the events listed in clauses (a) and (b) of this Section 7.9 occurs without the written consent of the Executive:

                  (a) following notice by the Executive to Key and an opportunity by Key to cure, the Executive determines in good faith that the Executive's position, responsibilities, duties, or status with Key are at any time materially less than or reduced from those in effect before the Change of Control or that the Executive's reporting relationships with superior executive officers have been materially changed from those in effect before the Change of Control; or

                  (b) the headquarters that was the Executive's principal place of employment before the Change of Control (whether Key's headquarters or a regional headquarters) is relocated to a site outside of the greater metropolitan area in which that headquarters was located before the Change of Control. (If the Executive's principal place of employment before the Change of Control was neither at Key's headquarters nor at any regional headquarters, then this clause (b) shall not be applicable).

         For purposes of clause (a), Key will be deemed to have had an opportunity to cure and to have failed to effect a cure if the circumstance otherwise constituting Good Reason persists (as determined in good faith by the Executive, whose determination shall be conclusive) for more than seven calendar days after the Executive has given notice to Key of the existence of that circumstance."

         6. AMENDMENT MADE AS CONTEMPLATED BY AGREEMENT; AGREEMENT REMAINS IN FULL FORCE AND EFFECT. This Amendment is made by Key and the Executive in writing and in the manner contemplated by Section 6.8 of the Agreement. Each of Key and the Executive hereby confirms that, except as amended by this Amendment, the Agreement is and remains in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                           KEYCORP



                                           By
                                              -----------------------------
                                                    Robert W. Gillespie
                                                    Chairman of the Board and
                                                    Chief Executive Officer



                                           THE "EXECUTIVE"



                                           ---------------------------------
                                           [NAME OF EXECUTIVE]